Exhibit 10.1
RETIREMENT AGREEMENT
     THIS RETIREMENT AGREEMENT (this “Agreement”) is entered into as of February 11, 2008 (the “Effective Date”) between Arthur M. Coffey (“Executive”) and Red Lion Hotels Corporation (the “Company”).
RECITALS
     A. Pursuant to that certain Executive Employment Agreement dated April 12, 2007 (said agreement, as the same is amended pursuant to Section 2 of this Agreement, will be referred to as the “Employment Agreement”), Executive serves as the President and Chief Executive Officer of the Company.
     B. Executive has notified the Company that he wishes to retire from the Company effective as of the Effective Date.
     C. The Company and Executive wish to settle and resolve all issues arising out of Executive’s employment with and retirement from the Company.
     D. The Board of Directors of the Company, at a meeting held on the Effective Date (notice of which has been waived by Executive), has authorized the Company to enter into this Agreement.
     NOW, THEREFORE, for and in consideration of the mutual promises and other good and valuable consideration described below, the receipt and adequacy of which are acknowledged by the Company and Executive, both of them agree to the following:
     1. Retirement. The Company and Executive agree that Executive’s last date of employment by the Company is the Effective Date. Upon execution of this Agreement, Executive hereby resigns all positions as an officer and director of the Company, and of all other corporations, limited liability companies and other entities in which the Company holds a direct or indirect equity interest (such other entities will be referred to in this Agreement as “Subsidiaries”), and the Company accepts such resignations.
     2. Amendments to Employment Agreement.
          (a) Section 6 of the Employment Agreement is hereby amended to designate subparagraph (j) thereof as a new subparagraph (k) and to add the following thereto as subparagraph (j):

          (j) The amounts required to be paid to the Executive under this Section 6, together with any Gross-Up Payment required to be paid to the Executive under Section 10(b), shall be paid to the Executive as soon as practicable following the occurrence of the event that entitles the Executive to such payments; provided, however, if the Executive at the time of his separation from service with the Company is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), such amounts shall instead be paid six months after his separation from service to the extent necessary so that none of such amounts will be subject to the additional income tax provided for in Section 409A(a)(1)(B)(i) of the Code.
          (b) Section 8(a) of the Employment Agreement is hereby amended to add the following at the end thereof:
Notwithstanding the foregoing, the term “Competing Business” shall not include Executive’s involvement in any venture that directly or indirectly owns or manages no more than two hotels, so long as each hotel has fewer than 300 rooms.
          (c) The first sentence of Section 5 of Appendix A to each of the Restricted Stock Unit Agreements between the Company and Executive is hereby amended to read as follows:
Any Restricted Stock Units that vest while you remain employed by Red Lion or one of its Affiliates in accordance with paragraph 3 will, subject to paragraph 8, be paid to you (or in the event of your death, to your estate) in shares of Common Stock as soon as administratively practicable following the date of vesting, but in no event later than March 15 of the year following the year in which the vesting occurs.
     3. Payments; Reimbursement of Expenses. The Company agrees to make the following payments to Executive in lieu of any amounts to which Executive may be entitled under the Employment Agreement or otherwise:
          (a) The Company will pay Executive the sum of $311,311 in a single lump-sum payment on February 14, 2008. The parties acknowledge and agree that this payment will be on account of Executive’s accrued but unpaid salary and vacation and his accrued but unpaid bonus for 2007 under the Company’s Executive Officers Variable Pay Plan. This payment shall be subject to such withholding as may be required or permitted under applicable law with respect to any taxable income realized by Executive as a result of any of the provisions of this Agreement, including but not limited to the lapse of restrictions on his restricted stock units of the Company as provided in Section 5(a) below.
          (b) The Company will pay Executive the sum of $2,124,153, subject to applicable withholding, in a single lump-sum payment on August 12, 2008.
          (c) The Company will reimburse Executive for any reasonable business expenses that Executive has incurred prior to the Effective Date for which Executive submits appropriate documentation pursuant to the Company’s reimbursement policies within 30 days after the Effective Date.
          (d) The Company will reimburse Executive for up to $3,000 of accounting and legal expenses incurred by Executive in connection with this Agreement.

          (e) Executive agrees that, except as otherwise expressly provided in this Agreement, the Company does not owe Executive any other payments, compensation or benefits under the Employment Agreement or otherwise, other than Executive’s accrued and vested benefits under any pension or welfare benefit plan in which he participated while employed by the Company.
          (f) If any payments under this Agreement are deemed to be made pursuant to one or more “nonqualified deferred compensation plans” within the meaning of Section 409A(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company and Executive intend that each such plan comply in all respects with the requirements of Section 409A of the Code. However, except as provided in Section 4(c), the Company does not warrant or represent or otherwise undertake that any such plan so complies, and Executive hereby agrees that he shall be solely responsible for any failure of any such plan to so comply.
     4. Medical and Other Benefits.
          (a) Executive’s group health coverage with the Company will continue until the last day of the month in which the Effective Date falls or as otherwise provided under the Company’s group health plans. Pursuant to federal COBRA law, Executive and Executive’s qualified beneficiaries may elect continuation coverage in accordance with election materials and other COBRA notices to be provided to Executive by the plans’ designated administrators.
          (b) The Company will pay the monthly premium for continuation (COBRA) coverage under the Company’s group health plans for Executive and Executive’s qualified beneficiaries through August 2009 if Executive properly and timely elects such coverage as provided for in the Company’s COBRA notice materials. However, such payments shall end earlier if Executive becomes eligible to participate in the group health plan of a subsequent employer; provided, that if Executive is required to pay any amounts for coverage for himself and his qualified beneficiaries under such other group health plan, the Company will promptly reimburse Executive upon request for all amounts paid for such coverage through August 2009.
          (c) During any portion of the period from September 1, 2009 through February 10, 2010 that Executive is not participating in the group health plan of a subsequent employer, the Company will provide medical and dental coverage to Executive and his qualified beneficiaries, by means of self insurance or otherwise, comparable to the coverage that Executive and his qualified beneficiaries would have had if they had remained covered by the Company’s group health plans. If the Company elects to provide such coverage through self insurance, the Company agrees in providing such coverage to use commercially reasonable efforts to comply with Treasury Regulation 1.409A-3(i)(1)(iv) if such compliance can be achieved without significantly increasing the cost of providing such coverage. During any portion of the period from September 1, 2009 through February 10, 2010 that Executive is participating in the group health plan of a subsequent employer, if Executive is required to pay any amounts for coverage for himself and his qualified beneficiaries under such other group health plan, the Company will promptly reimburse Executive upon request for all reasonable amounts paid for such coverage during that period.

     5. Stock Awards.
          (a) All options held by Executive to acquire stock of the Company, other than options under the Company’s 2008 Employee Stock Purchase Plan and any options the exercise price of which is greater than $12.00, will immediately vest and become exercisable as of the Effective Date. All restrictions on any restricted stock units of the Company held by Executive shall lapse as of the Effective Date, and the Company shall issue to Executive the stock subject to those restricted stock units on August 12, 2008.
          (b) As of the Effective Date, the period during which options held by Executive to acquire stock of the Company, other than options under the Company’s 2008 Employee Stock Purchase Plan and any options the exercise price of which is greater than $12.00, may be exercised, whether by Executive or his estate, shall be extended until the earlier of (i) the respective latest dates upon which the respective options could expire by their existing terms under any circumstances, notwithstanding anything to the contrary in the agreements evidencing such options, or (ii) February 10, 2011.
     6. No Authority. Executive understands and agrees that effective as of the Effective Date, Executive is no longer authorized to incur any expenses, obligations or liabilities on behalf of the Company or to act on behalf of or represent himself as an officer or director of the Company.
     7. Return of Property. Executive warrants and represents that as of the Effective Date, Executive will return to the Company all Company-owned property in Executive’s possession or control, including, but not limited to, credit cards, access cards, keys to the Company’s buildings or property, and all Company-owned equipment, computers and other electronic equipment; provided, however, that Executive shall be entitled to retain the notebook computer and cell phone that he has used while employed by the Company.
     8. Confidential Information; Restrictive Covenants. Section 7, Section 8 and Section 9 of the Employment Agreement shall remain in effect and not be affected by this Agreement (other than Section 2(b) hereof), and they are hereby incorporated by reference into this Agreement.
     9. Characterization of Termination. The Company and Executive agree that for all future purposes they will characterize Executive’s termination of employment as a voluntary retirement.

     10. Waiver and Release of Claims by Executive. With the exception of the obligations of the Company arising under this Agreement and Executive’s rights to indemnification under the existing governing documents of the Company and its Subsidiaries, Executive knowingly and voluntarily, unconditionally and forever, waives and releases any and all claims, damages, causes of action and rights that he may have against the Company or any of its Subsidiaries or any of their respective directors, officers, agents, representatives or employees, past or present (“Releasees”), arising out of or related to Executive’s service with the Company and its Subsidiaries as an employee, officer or director, whether known or unknown, contingent or noncontingent, contractual or otherwise; provided, however, that such waiver and release shall not apply to any claims that Executive has or may have with respect to his accrued and vested benefits under any pension or welfare benefits plans maintained by the Company. Executive makes this commitment even though Executive understands that Executive may not, as of the Effective Date, know all of the claims Executive may lawfully have against the Releasees and that Executive is relinquishing the right to pursue any claims which Executive could have pursued before courts without having the opportunity to pursue those claims to a trial and have the damages, if any, set by a judge and/or jury. This release is intended to be as broad as the law allows and includes, without limitation, any claims pursuant to statute or otherwise for attorneys’ fees and costs.
     11. Review/Revocation of Claims. In accordance with the Older Workers’ Benefit Protection Act, the parties agree that:
          (a) Executive specifically intends to knowingly and voluntarily waive any rights Executive may have under the Age Discrimination in Employment Act (ADEA), and he intends to release Releasees from any and all claims for damages or other remedies he may have under the ADEA. This release is not to be construed as a waiver of ADEA claims that may arise after the execution of this Agreement.
          (b) By this Agreement, the Company hereby advises Executive that Executive should consult with and obtain the advice of an attorney of Executive’s choice before signing this Agreement.
          (c) Executive has been offered a period of twenty-one (21) days to consider whether to accept the terms of this Agreement, and by executing this Agreement on the Effective Date, has waived the balance of that period, if any.
          (d) Executive may revoke this Agreement within seven (7) calendar days of execution of this Agreement. If Executive does so, the entire Agreement becomes void and unenforceable and no benefits hereunder will be provided to Executive.

     12. Market Stand-off. From the Effective Date until the date that is six (6) months after all options held by Executive to acquire stock of the Company either have been exercised or have expired, if the Company desires to conduct an underwritten public offering of its common stock or other securities pursuant to the Securities Act of 1933, as amended (the “Act”), Executive agrees that (a) he will not, to the extent requested by the Company and an underwriter of such common stock or other securities, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound and other than those securities being registered in the offering) any common stock or other securities of the Company convertible, exercisable or exchangeable for shares of its common stock for a period of 180 days following the effective date of a registration statement filed under the Act, and (b) he will enter into a customary form of market stand-off agreement reflecting such restrictions upon the reasonable request of the Company and such underwriter; provided, however, that all officers, directors and five percent (5%) or greater beneficial owners of the Company’s common stock enter into similar agreements.
     13. Litigation Assistance. If any charge, complaint or lawsuit is filed against the Company or any of its affiliates, Executive agrees to provide reasonable cooperation to the Company in the defense of the same. Such cooperation shall include, without limitation, meeting with and providing information to the Company’s agents and attorneys upon reasonable notice and at mutually agreed upon times and places. In the event Executive is named in a lawsuit arising out of actions Executive took in good faith in the course and within the scope of Executive’s service with the Company or any of its Subsidiaries, the Company will defend, indemnify and hold harmless Executive and advance expenses to Executive to the fullest extent permitted under the laws of the State of Washington.
     14. Free and Voluntary Act of Executive. Executive acknowledges that Executive is entering into this Agreement freely and voluntarily, that Executive has been given adequate time to review and decide whether to sign this Agreement, and that Executive has signed this Agreement only after full reflection and analysis. Executive further acknowledges that Executive has been advised to obtain the advice of an attorney of Executive’s choice before signing this Agreement, that Executive has read this Agreement carefully and fully understands all of its provisions, and that neither the Company nor any of its agents or representatives has made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.
     15. No Admission of Liability. This Agreement shall not be construed as an admission by the Company or Executive of any wrongdoing, improper conduct, liability, breach of any agreement between the Company or Executive, or violation by the Company or Executive of any statute, law or regulation. Both parties agree that neither this Agreement nor any of its terms or conditions will be offered or received in evidence in any proceeding or used in any manner as an admission of wrongdoing or liability on either party’s part except in connection with an action to enforce the terms of this Agreement.

     16. Governing Law; Arbitration. Interpretation and enforcement of this Agreement shall be governed by the substantive laws which exist in the State of Washington on the date of execution of this Agreement; however, any controversy regarding this Agreement or the breach thereof shall be resolved exclusively by arbitration in Spokane County, Washington. Arbitration shall be conducted in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association (the “AAA”), with one arbitrator appointed by the mutual consent of the parties or, in the absence of such consent, by application of any party to the AAA. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this Section 16 shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief. In any such dispute, the prevailing party shall be entitled to its or his attorneys’ fees and costs, in addition to any other relief that may be awarded.
     17. Changes to Agreement. This Agreement may not be changed orally, but only in writing signed by both parties.
     18. Severability. If any of the provisions of this Agreement shall prove to be invalid, void or illegal, it shall in no way affect, impair or invalidate any of the other provisions hereof.
     19. Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
     20. Entire Agreement. This Agreement constitutes the entire agreement between the parties and, except to the extent that the provisions of the Employment Agreement continue to apply in accordance with the terms hereof, it fully replaces and supersedes all prior arrangements, discussions and negotiations between the parties except with respect to Executive’s accrued and vested benefits under any pension or welfare benefit plan in which he participated while employed by the Company.
     21. Enforcement. In any action to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs, in addition to any other damages and remedies available at law or in equity.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date first set forth above.

EXECUTIVE:	COMPANY:

RED LION HOTELS CORPORATION

/s/ Arthur M. Coffey	By	/s/ Jon Eliassen
Arthur M. Coffey		Jon Eliassen, Lead Independent Director, by authority of resolution by the Board of Directors

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